Exhibit 99.1

PRESS RELEASE

Evergreen Solar Reports First Quarter Financial Results

Marlboro, Massachusetts, May 12, 2011 – Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the first quarter ended April 2, 2011.

Revenues for the first quarter of 2011 were $35.3 million, down 60.4% sequentially compared to fourth quarter of 2010 revenues of $89.3 million. Shipments for the first quarter of 2011 were approximately 17.8 megawatts, compared to fourth quarter of 2010 shipments of 46.6 megawatts. Average selling price for the first quarter of 2011 was $1.86 per watt, down approximately 2% from $1.90 per watt recorded in the fourth quarter of 2010.

Gross margin for the first quarter of 2011 was -62.5% compared to -84% in the fourth quarter of 2010. Gross margin in the first quarter of 2011 was impacted by the decline in average selling prices, lower sales volume, an estimated lower of cost or market adjustment of approximately $17.2 million recorded to the cost basis of our inventory and inefficiencies associated with the shut down of our Devens facility. Gross margin in the fourth quarter of 2010 was primarily impacted by a write-down of prepaid inventory resulting from the decision to close the Company’s Devens, Massachusetts manufacturing facility.

Operating loss for the first quarter of 2011 was $46.2 million, compared to $399.1 million for the fourth quarter of 2010. Operating loss in the fourth quarter of 2010 was impacted by an inventory write-down and impairment of long-lived assets totaling $377.5 million in connection with the Company’s decision to close its Devens manufacturing facility.

Net loss for the first quarter of 2011 was $33.4 million compared to $411.0 million in the fourth quarter of 2010.

Cash and cash equivalents, including restricted cash, as of April 2, 2011 were approximately $38.5 million and were approximately $33 million at April 30, 2011, after making the Company’s scheduled interest payment of $10.75 million on April 15, 2011 to holders of the Company’s 13% Convertible Senior Secured Notes due 2015.

As previously disclosed, the Company’s near-term liquidity has been negatively impacted as a result of its low year-to-date sales volume and potentially slower sales for the remainder of this year combined with expected increased pricing pressure. Furthermore, cash to be realized through the reduction in accounts receivable and inventory from the recently closed Devens facility will be less than previously expected and will take longer than expected to realize. Accordingly, the Company believes it will need to secure additional sources of cash sooner than expected and has retained financial and legal advisors to actively evaluate restructuring alternatives. In light of ongoing discussions and negotiations with certain noteholders, the Company has cancelled the previously scheduled conference call that had been arranged for Friday, May 13, 2011 at 8:30a.m. ET. For additional financial information and disclosure regarding Evergreen Solar’s 2011 first quarter results and risks associated with the Company’s liquidity position and restructuring efforts, investors can refer to the Form 10-Q report filed with the Securities and Exchange Commission on May 12, 2011. A copy of this 10-Q can be accessed on the Company’s website at www.evergreensolar.com.

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Focusing on Evergreen Solar’s future as a supplier of low cost, high performance standard size solar wafers, Mr. El-Hillow notes, “The success of a high volume solar panel manufacturer will be best reflected in its ability to decrease its total cost profile. We expect to achieve a total wafer cost of about $0.25 per watt by 2013 using our proprietary furnace technology. We also believe that String Ribbon technology provides a significant step function decrease in silicon and non-silicon wafer costs to enable a total silicon-based panel cost that will be significantly lower than $1 per watt within the next few years. Our initial pilot furnaces are now producing standard size wafers in Massachusetts. After extensive testing, we have begun sending sample lots from these furnaces to potential customers who are engaged in the evaluation of our standard size String Ribbon wafers.”

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About Evergreen Solar, Inc.

Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.

Safe Harbor Statement

This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Any such statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to statements about expected lower sales and increased price pressure for the remainder of the year, the Company’s pursuit of opportunities to address its capital structure, including restructuring its debt, the Company’s strategy of developing and supplying the lowest cost industry sized wafers, and the Company’s per watt cost goal. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the risk that the Company is unable to restructure its debt in an out-of-court restructuring, in which case it may have to restructure its debt through a bankruptcy proceeding, the risk that stockholders will lose all or most of their investment in the Company as a result of such restructuring; the complexity of forecasting product pricing and customer demand in a volatile and uncertain market for the Company’s products; unexpected materials shortages or price increases; the uncertainty involved in forecasting the cost benefits from new technologies, new operational strategies and operational scaling; the possibility that the Company may be unable to fund future wafer manufacturing expansions; potentially higher than expected costs associated with the shutdown of the Company’s Devens facility; the significant additional work required to develop and commercialize our industry standard size and high performance low cost String Ribbon wafer; technological challenges and factors beyond our control, such as silicon pricing, that impact our ability to achieve our wafer cost target of $0.25 per watt in 2013; the difficulty we face in raising funding for our pilot production line operation and the significant further funding required to accomplish our commercial manufacturing expansion; our potential inability to supply the significant volumes of wafers required in the near-term for potential customers and partners to qualify our new industry standard size String Ribbon wafers; and the uncertainty for the entire PV solar industry in light of significant worldwide capacity expansions which may exceed worldwide demand for PV solar products as a result of various factors including potential significant reductions in subsidies in key markets like Germany. Further details regarding these and other important risk factors can be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2010, its Form 10-Q for the quarter ended April 2, 2011, and its Registration Statement on Form S-4 (as amended) originally filed on December 6, 2010. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.

CONTACT:

Evergreen Solar, Inc.

Michael W. McCarthy

Director – Investor Relations & Government Affairs

mmccarthy@evergreensolar.com

Phone: 508-251-3261

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	December 31, 2010	April 2, 2011
Assets
Current assets:
Cash and cash equivalents	$61,574	$31,441
Accounts receivable, net of allowances for doubtful accounts	76,484	52,687
Inventory	54,941	70,134
Prepaid cost of inventory	13,093	8,300
Assets held for sale	—	19,097
Other current assets	11,092	9,615

Total current assets	217,184	191,274

Restricted cash	6,810	7,022
Deferred financing costs	9,527	9,121
Loan receivable from Jiawei and related interest	13,615	13,893
Prepaid cost of inventory	60,483	65,143
Fixed assets, net	116,546	87,211
Other assets	305	308

Total assets	$424,470	$373,972

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$39,559	$41,317
Accrued employee compensation	4,718	2,547
Accrued interest	9,157	11,596
Accrued warranty	3,921	4,073

Total current liabilities	57,355	59,533

Convertible notes, net of discount	389,083	355,809
Loan and related interest payable	37,957	38,960
Deferred income taxes	1,204	1,204

Total liabilities	485,599	455,506
Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 240,000,000 shares authorized, 34,787,413 and 38,602,580 shares issued and outstandingat December 31, 2010 and April 2, 2011, respectively	348	386
Additional paid-in capital	1,034,699	1,047,588
Accumulated deficit	(1,096,556)	(1,129,925)
Accumulated other comprehensive income	380	417

Total stockholders’ equity (deficit)	(61,129)	(81,534)

Total liabilities and stockholders’ equity (deficit)	$424,470	$373,972

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter Ended
	April 3, 2010	April 2, 2011

Product revenues	$78,473	$34,562
Royalty revenues	—	750

Total revenues	78,473	35,312

Cost of revenues	72,424	57,398

Gross profit (loss)	6,049	(22,086)

Operating expenses:
Research and development	4,736	5,327
Selling, general and administrative	7,692	6,965
Facility start-up	3,730	1,808
Restructuring charges	3,981	10,014

Total operating expenses	20,139	24,114

Operating loss	(14,090)	(46,200)

Other income (expense):
Foreign exchange gains (losses), net	(2,244)	3,644
Interest income	139	407
Interest expense	(7,743)	(11,351)
Gain on early extinguishment of debt	—	20,131

Other income (expense), net	(9,848)	12,831

Net loss	$(23,938)	$(33,369)

Net loss per share (basic and diluted)	$(0.70)	$(0.93)

Weighted average shares used in computing basic and diluted net loss per share	34,189	35,965

Evergreen Solar, Inc. (Nasdaq: ESLR)

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Quarter Ended
	April 3, 2010	April 2, 2011

Cash flows from operating activities:
Net loss	$(23,938)	$(33,369)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	14,813	12,076
Inventory valuation adjustment	—	17,168
Gain on early extinguishment of debt	—	(20,131)
Amortization of prepaid cost of inventory	3,686	408
Amortization of deferred debt financing costs	614	740
Loss on disposal of fixed assets	—	1
Provision for warranty	393	169
Amortization of debt discount	3,122	2,337
Compensation expense associated with employee equity awards	1,222	534
Changes in operating assets and liabilities:
Accounts receivable	(13,256)	23,936
Inventory and related prepaid cost of inventory	(5,464)	(32,608)
Other current assets	(1,708)	1,077
Accounts payable and accrued expenses	177	(921)
Interest payable	(3,192)	3,130
Other	10	(269)

Net cash used in operating activities	(23,521)	(25,722)

Cash flows from investing activities:
Purchases of fixed assets and deposits on fixed assets under construction	(13,803)	(2,561)
Proceeds from the disposal of fixed assets	22	35
Increase in restricted cash	(6,788)	(194)
Payments associated with Sovello AG	(8,075)	—
Increase in other loans	(2,641)	—

Net cash used in investing activities	(31,285)	(2,720)

Cash flows from financing activities:
Payment associated with share increase	(144)	—
Costs associated with exchange of senior convertible notes	—	(1,772)
Proceeds from shares purchased under Employee Stock Purchase Plan	61	4

Net cash used in financing activities	(83)	(1,768)

Effect of exchange rate changes on cash and cash equivalents	—	77
Net decrease in cash and cash equivalents	(54,889)	(30,133)
Cash and cash equivalents at beginning of period	112,368	61,574

Cash and cash equivalents at end of period	$57,479	$31,441